                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Fourth Quarter and Fiscal 2018 Results and Provides Fiscal Year 2019 Financial Outlook

Shelton, Conn - November 13, 2018 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its full fiscal year 2018 and fourth fiscal quarter 2018, which ended September 30, 2018.

Executive Summary

•
Net sales were $537.4 million in the fourth quarter of fiscal 2018, a decrease of 4.9% when compared to the prior year quarter, and $2,234.4 million for the full year, a decrease of 2.8% compared to the prior year. Organic net sales were down 4.7% for the quarter and 4.5% for the full year. (Organic basis excludes sales impact from the Jack Black and Bulldog acquisitions, the Playtex gloves divestiture, and the translational benefit from currency.)

•
GAAP Diluted Earnings Per Share ("EPS") for the fourth quarter were $0.36, including a $0.34 after tax impact from a Sun Care reformulation charge and were $1.90 for the full year. Adjusted EPS were $1.11 for the quarter and $3.52 for the full year.

•	The Company is providing its financial outlook for fiscal 2019.

The Company reports and forecasts results on a GAAP and Non-GAAP basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.
"During the fourth quarter, we accelerated the pace of changes we are making under Project Fuel, successfully executed on growth initiatives across our categories and continued to deliver compelling innovation. Despite the challenging environment, we met our adjusted earnings per share expectations for the quarter and drove strong cash generation,” said David Hatfield, Edgewell’s Chief Executive Officer, President and Chairman of the Board. “Our performance this quarter reflects the competitive environment we have been navigating throughout the year, further highlighting the importance of Project Fuel, our enterprise-wide initiative to transform the Company’s business and cost structure. Looking ahead to fiscal 2019, we are focused on delivering our targets for Project Fuel and continuing to invest in our growth initiatives. We are confident that these actions will position Edgewell to deliver enhanced shareholder value as a stronger, leaner and more agile competitor.”

Fiscal 4Q 2018 Operating Results (Unaudited)
Net sales were $537.4 million in the quarter, a decrease of 4.9% when compared to the prior year period. Excluding a $7.5 million benefit from the Jack Black acquisition, a $3.3 million negative impact from the Playtex gloves divestiture and a $5.0 million negative impact from currency translation, organic net sales decreased 4.7%. The declines were primarily driven by the impact of unfavorable price mix in Wet Shave and lower volumes and price mix in Feminine Care, partly offset by growth in Sun and Skin Care.
Gross margin decreased 490 basis points to 43.1% from the prior year period. Excluding the $25.3 million impact of Sun Care reformulation costs this quarter, gross margin decreased by 20 basis points to 47.8%. Favorable cost mix (160 basis points) was more than offset by the impact of unfavorable price mix (140 basis points), primarily in Wet Shave and Feminine Care, and unfavorable volume mix (40 basis points). The favorable cost mix was the result of reduced operational spending and favorable transactional currency impacts, partially offset by higher commodity and warehouse and distribution costs.
In the quarter, the Company recorded a $25.3 million one-time charge to cost of goods sold due to costs associated with the write-off of select Sun Care product inventories. As a result of discussions with one of its suppliers during the quarter, the Company made certain supply chain and procurement decisions, including implementing an ingredient substitution due to anticipated regulatory changes related to REACH, the European chemical control law, that affect the supply chain of select Sun Care products. To align with the Company's ingredient selection process, the Company chose to make these changes now, well in advance of next year’s Sun Care season to minimize potential impact to its distribution channels during the peak sales period. As a result, the Company recorded charges primarily for the write-off of finished goods inventory for those select products.
Advertising and sales promotion expense ("A&P") was $63.4 million, or 11.8% of net sales, as compared to $71.0 million, or 12.6% of net sales in the prior year period. Lower spending this quarter was primarily driven by a $5.5 million reduction in non-working spend generated by the Company's Zero-based spending ("ZBS") initiative and a shift in marketing spend from advertising to trade promotions in Wet Shave and Feminine Care.
Selling, general and administrative expense ("SG&A") was $90.8 million, or 16.9% of net sales, as compared to $94.8 million, or 16.8% of net sales in the prior year period. Excluding $0.9 million of I.T. enablement charges for Project Fuel, $2.7 million in costs associated with Jack Black and $0.7 million in favorable currency translation, SG&A decreased $6.9 million or, as a percent of net sales, improved 40 basis points over the prior year period. The operational improvement in SG&A was largely driven by savings generated through the ZBS initiative and lower compensation expense, offset in part by higher e-commerce investments.
The Company recorded a pre-tax restructuring expense of $20.3 million in the quarter in support of Project Fuel consisting of consulting, program management and severance costs compared to $4.7 million in the prior year quarter.
Other income, net was $0.9 million of income during the quarter as compared to $0.1 million income in the prior year period, primarily reflecting a net benefit from foreign currency exchange contract gains and losses in the quarter and revaluation of nonfunctional currency balance sheet exposures.
Earnings before income taxes was $23.5 million during the quarter compared to losses of $252.8 million in the fourth quarter of fiscal 2017, which included a non-cash intangible asset impairment charge of $319.0 million to adjust the carrying values of indefinite-lived tradenames related to the Playtex and Edge brand names. Adjusted operating income increased to $89.4 million in the quarter from $87.7 million in the prior year period.
The effective tax rate for fiscal 2018 was 36.9% as compared to 110.8% in the prior year. The fiscal 2018 effective tax rate includes a net charge of $21.3 million related to the U.S. Tax Cuts and Jobs Act (the “Tax Act”) comprised of a $98.9 million one-time transition tax on foreign earnings, offset by a $77.6 million benefit from the re-measurement of U.S. deferred tax assets and liabilities. The fiscal 2017 effective tax rate reflects a benefit on a net loss primarily due to intangible asset impairment charges. The adjusted effective tax rate for fiscal 2018, excluding the restructuring charges, impairment charges, Sun Care reformulation costs, pension settlement expense, Jack Black integration costs, the disposition of the Playtex gloves business and the impact of the Tax Act, the adjusted effective tax rate for fiscal 2018 was 23.0%, in line with the prior year adjusted rate of 22.9%.
GAAP net earnings (loss) for the quarter was $19.4 million or $0.36 per share compared to losses of $148.4 million or $2.61 per share in the fourth quarter of fiscal 2017. Adjusted net earnings in the quarter were $60.2 million or $1.11 per share, as compared to $56.7 million or $1.00 per share in the prior year period.

Zero Based Spending Initiative
The ZBS initiative was established to capture savings and cost-conscious spending policies consistent with the Company's strategic needs. Net cost savings from the ZBS initiative were approximately $33 million in fiscal 2018. Fiscal 2018 ZBS savings are not included in total Project Fuel fiscal 2018 estimated savings, however, going forward the savings associated with the ZBS initiative will be included in Project Fuel.

Project Fuel

Project Fuel is an enterprise-wide transformational initiative, launched in the second fiscal quarter of 2018, designed to address all aspects of the Company's business and cost structure. The project will incorporate the Company's existing ZBS and global productivity initiatives and will include a global restructuring initiative.

Significant progress was made on Project Fuel in the fourth quarter as the cumulative gross cost savings projection for fiscal year 2019 increased from $80 million to approximately $130 million (including $15.4 million in 2018 savings), and the timeline for savings overall was accelerated. This will enable the company to offset significant inflationary headwinds, and also will allow for an expected reinvestment of approximately $45 million into the Company's brands in fiscal 2019. Additionally, the Company continues to make strong progress in simplifying and transforming its organization, structure and key processes that will enable the Company to achieve its desired future state operations.
The Company now expects Project Fuel will generate $225 to $240 million (previously $225 million) in total annual gross savings by the end of the 2021 fiscal year. It is expected that the savings generated will be used to fuel investments and brand building in strategic growth initiatives, offset anticipated operational headwinds from inflation and other rising input costs and improve the overall profitability and cash flow of the Company.
To implement the restructuring element of Project Fuel, the Company now estimates one-time pre-tax charges to be approximately $130 to $140 million (previously $120 to $130 million), with an additional capital investment of $60 to $70 million through the end of the 2021 fiscal year.
Fiscal fourth quarter 2018 Project Fuel related restructuring charges and capital expenditures were $20.3 million and $2.3 million, respectively, bringing cumulative charges and capital expenditures to $39.9 million and $2.3 million, respectively for the fiscal year. Fourth quarter Project Fuel related savings were $8.9 million, bringing cumulative savings to $15.4 million for the fiscal year.
Fiscal 4Q 2018 Operating Segment Results (Unaudited)
Following is a summary of fourth quarter results by segment.
Wet Shave (Men's Systems, Women's Systems, Disposables, Shave Preps)
Wet Shave net sales decreased $18.3 million, or 5.0%, as compared to the prior year. Excluding the impact of currency movements, organic net sales decreased $14.9 million or 4.0%, as compared to the prior year, primarily driven by the impact of unfavorable price mix, driven by higher promotional and coupon spend in North America and Europe. Volumes declined slightly as growth in Women's Systems, driven by Intuition f.a.b., and Disposables was more than offset by declines in Men's Systems related to competitive pressure in North America. Wet Shave segment profit remained flat compared to the prior year quarter excluding currency translation, as the unfavorable price was offset by lower A&P spending.

Sun and Skin Care (Sun Care, Wipes, Gloves, Bulldog)
Sun and Skin Care net sales increased $4.4 million, or 6.2%, as compared to the prior year. Excluding the Jack Black acquisition and the impact of currency movements, organic net sales increased $1.3 million, or 1.8%, as compared with the prior year, with favorable volumes and price mix. International organic net sales increased 11.5%, driven by growth in Asia Pacific, with the launch of Hawaiian Tropic in Australia and growth in Europe due to good end of season weather. Both North America and Latin America sales declined in the quarter. Global Bulldog sales increased over 40% with growth in both International and North America. During the quarter the Company launched the Bulldog direct to consumer site in the U.S. Sun and Skin Care segment profit decreased $0.9 million, or 19.1%, with flat gross margin versus the prior year, and slightly higher A&P spend.

Feminine Care (Tampons, Pads, Liners)
Feminine Care net sales decreased $10.4 million, or 11.2%, as compared to the prior year, driven by volume declines in Gentle Glide and Stayfree, partially offset by growth in Carefree liners. Pricing was also unfavorable due to higher promotional spend in the quarter. Feminine Care segment profit increased $0.4 million, as compared to the prior year, as lower product costs and lower A&P spend more than offset the impact of higher promotional support and higher commodity and warehouse and distribution costs.

All Other (Infant Care, all other brands)
All Other net sales decreased $3.2 million, or 9.7%, as compared to the prior year. Excluding the impact of currency movements, organic net sales decreased $2.9 million, or 8.8%, as compared to the prior year. The decrease in net sales was largely driven by the impact of the Toys "R" Us liquidation compared to the prior year period. All Other segment profit decreased $2.5 million, as compared to the prior year, or 47.2%, driven by the impact of lower product volumes and higher A&P support.

Fiscal 2018 Operating Results (Unaudited)
Net sales were $2,234.4 million in fiscal 2018, a decrease of 2.8% when compared to fiscal 2017, including a 0.6% decrease from the sale of Playtex gloves, and a 0.9% increase from the acquisitions of Jack Black and Bulldog. Organic net sales decreased 4.5%. From a geographic perspective, North America organic net sales were down 6% primarily driven by declines in Wet Shave and Feminine Care, while International organic net sales decreased just over 1% with 5% organic net sales growth in Sun and Skin Care more than offset by a 2% decline in Wet Shave. The decline in International Wet Shave was largely due to the inventory reduction in Japan during the fiscal third quarter.
Gross Margin was $1,036.8 million, or 46.4% of net sales. Excluding $25.3 million related to Sun Care reformulation costs and $1.8 million in Jack Black integration costs, gross margin was 47.6%, a decline of 160 basis points versus the prior year as a percent of net sales. The decrease in gross margin percentage was primarily driven by unfavorable price mix in Wet Shave which was impacted by increased coupon and trade promotion spend, and Sun and Skin Care which was negatively impacted by higher levels of returns and remnant product sales. Margin was also impacted by unfavorable cost mix primarily driven by lower sales volumes in Wet Shave and Feminine Care and higher commodity and warehouse and distribution costs.
GAAP Net Earnings in fiscal 2018 were $103.3 million or $1.90 per share, compared to $5.7 million or $0.10 per share in fiscal 2017. Adjusted net earnings were $191.6 million or $3.52 per share, compared to $228.4 million or $3.97 per share in fiscal 2017. The decrease in adjusted net earnings was driven primarily by lower operating profit, reflecting a decline in gross profit partially offset by lower overall spending.
Net cash from operating activities was $264.7 million for fiscal 2018, as compared to $313.6 million during the prior year. The decline in operating cash flow of $49 million was primarily driven by the benefit received in fiscal 2017 for entering into an accounts receivable facility, resulting in an acceleration of cash collections from accounts receivable in the prior year. The change in accounts receivable in the current year was flat as the Company continued to operate the accounts receivable facility. This impact was partially offset by other changes in working capital.
In fiscal 2018, the Company completed share repurchases of approximately 2.1 million shares for $124.4 million.

Full Fiscal Year 2019 Financial Outlook
For fiscal 2019, reported net sales are expected to be down low single digits compared with the prior year, including an approximate 100 basis-point unfavorable impact from currency translation and a 60 basis-point combined benefit from the Jack Black acquisition and Playtex gloves divestiture. The Company's outlook reflects an assumption of continued category declines and competitive intensity in Wet Shave.
The Company's outlook for GAAP EPS for fiscal 2019 is in the range of $2.20 to $2.50, and includes Project Fuel restructuring charges, Sun Care reformulation costs and Jack Black integration costs. The outlook for Adjusted EPS is in the range of $3.30 to $3.60. Adjusted operating income margin as a percent of net sales is anticipated to be consistent with the prior year, adjusted for the adoption of ASU 2017-17 in the first quarter of fiscal 2019, as more fully described below.
Project Fuel is expected to generate approximately $115 million in incremental gross savings in fiscal 2019. Approximately 45% of the expected savings will be used to offset anticipated operational headwinds from inflation and other rising input costs while approximately 40% will be reinvested back into the business to fuel brand building in strategic growth initiatives, eCommerce infrastructure development, and price. The remainder will flow to the bottom line and help to offset the impact of declining sales.
For fiscal 2019, Project Fuel related restructuring charges and capital expenditures are now expected to be approximately $70 to $80 million and $40 to $50 million, respectively. Total Company capital expenditures, including Project Fuel are expected to be approximately 4% of net sales.
The effective tax rate for the fiscal year is now estimated to be in the range of 23.5% to 25.5%.
In terms of phasing for the year, the Company expects the organic net sales rate decline through the first half of year to be comparable to the fourth quarter of fiscal 2018 and expects the quarterly Adjusted earnings per share profile to be similar to fiscal 2018.

The Company anticipates that fiscal 2019 free cash flow will be above 100% of GAAP net earnings.
Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on fiscal 2018 fourth quarter earnings and the outlook for fiscal 2019. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link:

http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products; Playtex® infant feeding and Diaper Genie®; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 5,900 employees worldwide.

# # #

Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"), this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring charges, Sun Care reformulation costs, impairment charges, Jack Black acquisition and integration costs, the sale of the Playtex gloves business, pension settlement expenses, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2019 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

•
The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency, acquisitions and dispositions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively. For the quarter and year ended September 30, 2018, the impact of acquisitions includes net sales and segment profit activity for Jack Black, which was acquired in March 2018. For the year ended September 30, 2018, the impact of acquisitions includes October 2017 net sales and segment profit for Bulldog Skincare Holdings Limited (“Bulldog”) which was acquired in October 2016.

•
Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as restructuring charges, Sun Care reformulation costs, impairment charges, Jack Black acquisition and integration costs, the sale of the Playtex gloves business and pension settlement expenses.

•
Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as restructuring charges, Sun Care reformulation costs, impairment charges, Jack Black acquisition and integration costs, the sale of the Playtex gloves business and pension settlement expenses.

•
Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as restructuring charges, Sun Care reformulation costs, impairment charges, Jack Black acquisition and integration costs, the sale of the Playtex gloves business, pension settlement expenses, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

•
Adjusted effective tax rate is defined as the effective tax rate excluding items such as restructuring charges, Sun Care reformulation costs, impairment charges, Jack Black acquisition and integration costs, the sale of the Playtex gloves business, pension settlement expenses, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act from the income tax provision and earnings before income taxes.

•
Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.

•
Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These forward-looking statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Factors that could cause fluctuations in the Company's actual results include, but are not limited to, the following:

•	our ability to compete in products and prices in an intensely competitive industry;

•	the loss of any of our principal customers;

•	our inability to execute a successful e-commerce strategy;

•	fluctuations in the price and supply of raw materials;

•	our failure to maintain our brands’ reputation;

•	our failure to achieve projected cost savings under our various initiatives, including Project Fuel;

•	legislative or regulatory changes impacting or limiting our business;

•	product quality and safety issues, including recalls and product liability; and

•	the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors.

In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Additional risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K for the year ended September 30, 2017.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017

Net sales	$537.4	$564.9	$2,234.4	$2,298.4
Cost of products sold	305.7	294.0	1,197.6	1,167.8
Gross profit	231.7	270.9	1,036.8	1,130.6

Selling, general and administrative expense	90.8	94.8	392.2	390.0
Advertising and sales promotion expense	63.4	71.0	293.3	318.3
Research and development expense	14.6	17.4	61.1	67.6
Restructuring charges	19.4	4.7	38.5	29.6
Impairment charge	—	319.0	24.4	319.0
Gain on sale of Playtex gloves	—	—	(15.3)	—
Pension settlement expense	5.4	—	5.4	—
Interest expense associated with debt	15.5	16.9	68.0	69.2
Other expense (income), net	(0.9)	(0.1)	5.4	(10.2)
Earnings (loss) before income taxes	23.5	(252.8)	163.8	(52.9)
Income tax provision (benefit)	4.1	(104.4)	60.5	(58.6)
Net earnings (loss)	$19.4	$(148.4)	$103.3	$5.7

Earnings per share:
Basic net (loss) earnings per share	$0.36	$(2.61)	$1.90	$0.10
Diluted net (loss) earnings per diluted share	0.36	(2.61)	1.90	0.10

Weighted-average shares outstanding:
Basic	54.0	56.7	54.4	57.3
Diluted	54.2	56.7	54.5	57.5

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	September 30, 2018	September 30, 2017
Assets
Current assets
Cash and cash equivalents	$266.4	$502.9
Trade receivables, less allowance for doubtful accounts	226.5	224.1
Inventories	329.5	333.5
Other current assets	128.8	125.7
Total current assets	951.2	1,186.2
Property, plant and equipment, net	424.1	453.4
Goodwill	1,450.8	1,445.9
Other intangible assets, net	1,099.0	1,071.7
Other assets	28.2	31.6
Total assets	$3,953.3	$4,188.8

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$184.9	$—
Notes payable	8.2	19.4
Accounts payable	238.4	223.6
Other current liabilities	285.5	281.4
Total current liabilities	717.0	524.4
Long-term debt	1,103.8	1,525.4
Deferred income tax liabilities	176.1	181.8
Other liabilities	211.8	215.5
Total liabilities	2,208.7	2,447.1
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,628.3	1,623.4
Retained earnings	1,083.1	952.9
Common shares in treasury at cost	(819.2)	(703.9)
Accumulated other comprehensive loss	(148.3)	(131.4)
Total shareholders' equity	1,744.6	1,741.7
Total liabilities and shareholders' equity	$3,953.3	$4,188.8

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Year Ended September 30,
	2018	2017
Cash Flow from Operating Activities
Net earnings	$103.3	$5.7
Non-cash restructuring costs	1.8	6.8
Non-cash sun care reformulation	25.3	—
Depreciation and amortization	97.6	94.4
Impairment charge	24.4	319.0
(Gain)/loss on sale of asset	(10.9)	3.8
Deferred income taxes	2.3	(87.4)
Deferred compensation payments	(16.7)	(27.9)
Share-based compensation expense	17.0	22.2
Other, net	19.5	(19.7)
Changes in current assets and liabilities used in operations	1.1	(3.3)
Net cash from operating activities	264.7	313.6

Cash Flow from Investing Activities
Capital expenditures	(62.0)	(69.0)
Acquisitions, net of cash acquired	(90.2)	(34.0)
Proceeds from sale of assets	4.7	18.4
Playtex glove sale	19.0	—
Net cash used by investing activities	(128.5)	(84.6)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	550.0	271.0
Cash payments on debt with original maturities greater than 90 days	(788.0)	(568.0)
Net increase (decrease) in debt with original maturities of 90 days or less	(9.7)	2.0
Deferred finance expense	(3.1)	(17.4)
Common shares purchased	(124.4)	(165.4)
Other, net	—	(0.2)
Net cash used by financing activities	(375.2)	(478.0)

Effect of exchange rate changes on cash	2.5	13.0

Net decrease in cash and cash equivalents	(236.5)	(236.0)
Cash and cash equivalents, beginning of period	502.9	738.9
Cash and cash equivalents, end of period	$266.4	$502.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other. Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with restructuring initiatives, Sun Care reformulation costs, impairment charges, Jack Black, L.L.C. ("Jack Black") integration costs, the sale of the Playtex gloves business, pension settlement expense and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
On March 1, 2018, the Company completed the acquisition of Jack Black, a leading U.S. based luxury men's skincare products company based in the United States, for approximately $90.2, net of cash acquired. The acquisition creates opportunities to expand Edgewell's personal care portfolio in growing categories in the U.S. and globally, while nurturing the brand equity of Jack Black.
Segment net sales and profitability are presented below:

	Quarter Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017
Net Sales
Wet Shave	$349.7	$368.0	$1,330.1	$1,375.3
Sun and Skin Care	75.5	71.1	449.7	440.4
Feminine Care	82.5	92.9	329.5	351.6
All Other	29.7	32.9	125.1	131.1
Total net sales	$537.4	$564.9	$2,234.4	$2,298.4

Segment Profit
Wet Shave	$88.6	$89.9	$269.1	$294.9
Sun and Skin Care	3.8	4.7	80.7	98.8
Feminine Care	11.8	11.4	38.0	28.9
All Other	2.8	5.3	19.8	26.6
Total segment profit	107.0	111.3	407.6	449.2
General corporate and other expenses	(13.1)	(17.9)	(67.8)	(76.0)
Restructuring and related costs (1)	(20.3)	(4.7)	(39.9)	(30.3)
Impairment charge	—	(319.0)	(24.4)	(319.0)
Sun Care reformulation costs	(25.3)	—	(25.3)	—
Gain on sale of Playtex gloves	—	—	15.3	—
Pension settlement expense (2)	(5.4)	—	(5.4)	—
Jack Black acquisition and integration costs	(0.3)	—	(5.2)	—
Amortization of intangibles	(4.5)	(5.7)	(17.7)	(17.8)
Interest and other expense, net	(14.6)	(16.8)	(73.4)	(59.0)
Total (loss) earnings before income taxes	$23.5	$(252.8)	$163.8	$(52.9)

(1)
Includes pre-tax Selling, general and administrative expense of $0.9 and $1.4 for the quarter and year ended September 30, 2018, respectively, associated with certain information technology enablement expenses related to Project Fuel. Includes Cost of products sold of $0.7 for the year ended September 30, 2017, associated with obsolescence charges related to the exit of certain non-core product lines as a part of the restructuring.

(2)
Pension settlement expense was the result of increased lump sum benefit payments in fiscal 2018 from higher employee turnover associated with Project Fuel. The lump sum benefit payments are not expected to be recurring in nature.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.
The following table provides a reconciliation of Net earnings and Net earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended September 30,
	Net Earnings		Diluted EPS
	2018	2017	2018	2017
Net (Loss) Earnings and Diluted EPS - GAAP (Unaudited)	$19.4	$(148.4)	$0.36	$(2.61)
Restructuring and related costs (1)	20.3	4.7	0.38	0.08
Impairment charge	—	319.0	—	5.63
Sun Care reformulation costs	25.3	—	0.47	—
Pension settlement expense (2)	5.4	—	0.10	—
Jack Black acquisition and integration costs	0.3	—	0.01	—
Income taxes (3)	(10.5)	(118.6)	(0.21)	(2.09)
Impact of basic/dilutive shares (4)	—	—	—	(0.01)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$60.2	$56.7	$1.11	$1.00

Weighted-average shares - Diluted			54.2	56.7

(1)
Includes pre-tax Selling, general and administrative expense of $0.9 for the quarter ended September 30, 2018, associated with certain information technology enablement expenses related to Project Fuel.

(2)
Pension settlement expense was the result of increased lump sum benefit payments in fiscal 2018 from higher employee turnover associated with Project Fuel. The lump sum benefit payments are not expected to be recurring in nature.

(3)	Includes the impact of the Tax Act totaling $3.9 in Income tax expense for fiscal 2018 in addition to the tax impact of the other adjustments to Net Earnings and Diluted EPS - GAAP

(4)
All EPS impacts are calculated using diluted weighted-average shares outstanding. For the quarter ended September 30, 2017, this reflects the impact of 0.3 dilutive restricted stock equivalent ("RSE") awards which were excluded from the GAAP EPS calculation due to the reported net loss for the period.

	Year Ended September 30,
	Net Earnings		Diluted EPS
	2018	2017	2018	2017
Net Earnings and Diluted EPS - GAAP (Unaudited)	$103.3	$5.7	$1.90	$0.10
Restructuring and related costs (1)	39.9	30.3	0.73	0.53
Impairment charge	24.4	319.0	0.45	5.55
Sun care reformulation costs	25.3	—	0.46	—
Gain on sale of Playtex gloves	(15.3)	—	(0.28)	—
Pension settlement expense (2)	5.4	—	0.10	—
Jack Black acquisition and integration costs	5.2	—	0.10	—
Income taxes (3)	3.4	(126.6)	0.06	(2.21)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$191.6	$228.4	$3.52	$3.97

Weighted-average shares - Diluted			54.5	57.5

(1)
Includes pre-tax Selling, general and administrative expense of $1.4 for the year ended September 30, 2018, associated with certain information technology enablement expenses related to Project Fuel. Includes Cost of products sold of $0.7 for the year ended September 30, 2017, respectively, associated with obsolescence charges related to the exit of certain non-core product lines as a part of the restructuring.

(2)
Pension settlement expense was the result of increased lump sum benefit payments in fiscal 2018 from higher employee turnover associated with Project Fuel. The lump sum benefit payments are not expected to be recurring in nature.

(3)	Includes the impact of the Tax Act totaling $21.3 in Income tax expense for fiscal 2018 in addition to the tax impact of the other adjustments to Net Earnings and Diluted EPS - GAAP

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended September 30, 2018
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$231.7	$90.8	$23.5	$19.4	$0.36
% of net sales	43.1%	16.9%
Restructuring and related charges (2)	—	0.9	20.3	14.6	0.27
Sun Care reformulation costs	25.3	—	25.3	18.3	0.34
Pension settlement expense	—	—	5.4	3.8	0.07
Jack Black acquisition and integration costs	—	0.3	0.3	0.2	—
Income tax reform	—	—	—	3.9	0.07
Total Adjusted Non-GAAP	$257.0	$89.6	$74.8	$60.2	$1.11
% of net sales	47.8%	16.7%

Year Ended September 30, 2018
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$1,036.8	$392.2	$163.8	$103.3	$1.90
% of net sales	46.4%	17.6%
Restructuring and related charges (2)	—	1.4	39.9	28.9	0.52
Impairment charges	—	—	24.4	23.3	0.43
Sun Care reformulation costs	25.3	—	25.3	18.3	0.34
Gain on sale of Playtex gloves	—	—	(15.3)	(11.1)	(0.20)
Pension settlement expense	—	—	5.4	3.8	0.07
Jack Black acquisition and integration costs	1.8	3.4	5.2	3.8	0.07
Income tax reform	—	—	—	21.3	0.39
Total Adjusted Non-GAAP	$1,063.9	$387.4	$248.7	$191.6	$3.52
% of net sales	47.6%	17.3%

Quarter Ended September 30, 2017
	Gross Profit	SG&A	EBIT (1)	Net (Loss) Earnings	Diluted EPS
GAAP - Reported	$270.9	$94.8	$(252.8)	$(148.4)	$(2.61)
% of net sales	48.0%	16.8%
Impairment charges	—	—	319.0	201.9	3.56
Restructuring and related charges (2)	—	—	4.7	3.2	0.06
Impact of basic/dilutive shares (3)	—	—	—	—	(0.01)
Total Adjusted Non-GAAP	$270.9	$94.8	$70.9	$56.7	$1.00
% of net sales	48.0%	16.8%

Year Ended September 30, 2017
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$1,130.6	$390.0	$(52.9)	$5.7	$0.10
% of net sales	49.2%	17.0%
Impairment charges	—	—	319.0	201.9	3.51
Restructuring and related charges (2)	0.7	—	30.3	20.8	0.36
Total Adjusted Non-GAAP	$1,131.3	$390.0	$296.4	$228.4	$3.97
% of net sales	49.2%	17.0%

(1)	EBIT is defined as Earnings before income taxes.

(2)
Includes pre-tax Selling, general and administrative expense of $0.9 and $1.4 for the quarter and year ended September 30, 2018, respectively, associated with certain information technology enablement expenses related to Project Fuel. Includes Cost of products sold of $0.7 for the year ended September 30, 2017, associated with obsolescence charges related to the exit of certain non-core product lines as a part of the restructuring.

(3)
All EPS impacts are calculated using diluted weighted-average shares outstanding. For the fourth quarter of fiscal 2017, this reflects the impact of 0.3 dilutive RSE awards which were excluded from the GAAP EPS calculation due to the reported net loss.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the quarters and years ended September 30, 2018 and 2017:

	Quarter Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017
Earnings (loss) before income taxes	$23.5	$(252.8)	$163.8	$(52.9)
Restructuring and related charges (1)	20.3	4.7	39.9	30.3
Impairment charges	—	319.0	24.4	319.0
Sun Care reformulation costs	25.3	—	25.3	—
Gain on sale of Playtex gloves	—	—	(15.3)	—
Pension settlement expense (2)	5.4	—	5.4	—
Jack Black acquisition and integration costs	0.3	—	5.2	—
Interest expense associated with debt	15.5	16.9	68.0	69.2
Other (income) expense, net	(0.9)	(0.1)	5.4	(10.2)
Adjusted operating income	$89.4	$87.7	$322.1	$355.4
% of net sales	16.6%	15.5%	14.4%	15.5%

(1)
Includes pre-tax Selling, general and administrative expense of $0.9 and $1.4 for the quarter and year ended September 30, 2018, respectively, associated with certain information technology enablement expenses related to Project Fuel. Includes Cost of products sold of $0.7 for the year ended September 30, 2017, associated with obsolescence charges related to the exit of certain non-core product lines as a part of the restructuring.

(2)
Pension settlement expense was the result of increased lump sum benefit payments in fiscal 2018 from higher employee turnover associated with Project Fuel. The lump sum benefit payments are not expected to be recurring in nature.

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Year Ended September 30, 2018			Year Ended September 30, 2017
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings (loss) before income taxes	$163.8	$84.9	$248.7	$(52.9)	$349.3	$296.4
Income tax provision	60.5	(3.4)	57.1	(58.6)	126.6	68.0
Net earnings	$103.3	$88.3	$191.6	$5.7	$222.7	$228.4

Effective tax rate	36.9%			110.8%
Adjusted effective tax rate			23.0%			22.9%

(1)
Includes adjustments for restructuring charges, Sun Care reformulation costs, impairment charges, Jack Black acquisition and integration costs, the sale of the Playtex gloves business, pension settlement expenses, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via four segments - Wet Shave, Sun and Skin Care, Feminine Care and All Other. The following tables present changes in net sales and segment profit for the quarter and year ended September 30, 2018, as compared to the corresponding periods in fiscal 2017, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended September 30, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q4 '17	$368.0		$71.1		$92.9		$32.9		$564.9
Organic	(14.9)	(4.0)%	1.3	1.8%	(10.2)	(11.0)%	(2.9)	(8.8)%	(26.7)	(4.7)%
Impact of disposition	—	—%	(3.3)	(4.6)%	—	—%	—	—%	(3.3)	(0.6)%
Impact of acquisition	—	—%	7.5	10.5%	—	—%	—	—%	7.5	1.3%
Impact of currency	(3.4)	(1.0)%	(1.1)	(1.5)%	(0.2)	(0.2)%	(0.3)	(0.9)%	(5.0)	(0.9)%
Net Sales - Q4 '18	$349.7	(5.0)%	$75.5	6.2%	$82.5	(11.2)%	$29.7	(9.7)%	$537.4	(4.9)%

Net Sales (In millions - Unaudited)
Year Ended September 30, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '17	$1,375.3		$440.4		$351.6		$131.1		$2,298.4
Organic	(73.5)	(5.3)%	(0.9)	(0.2)%	(22.7)	(6.5)%	(6.6)	(5.0)%	(103.7)	(4.5)%
Impact of disposition	—	—%	(13.8)	(3.1)%	—	—%	—	—%	(13.8)	(0.6)%
Impact of acquisition	—	—%	20.0	4.5%	—	—%	—	—%	20.0	0.9%
Impact of currency	28.3	2.0%	4.0	0.9%	0.6	0.2%	0.6	0.4%	33.5	1.4%
Net Sales - FY '18	$1,330.1	(3.3)%	$449.7	2.1%	$329.5	(6.3)%	$125.1	(4.6)%	$2,234.4	(2.8)%

Segment Profit (In millions - Unaudited)
Quarter Ended September 30, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q4 '17	$89.9		$4.7		$11.4		$5.3		$111.3
Organic	0.2	0.2%	(0.8)	(17.0)%	0.5	4.4%	(2.3)	(43.4)%	(2.4)	(2.2)%
Impact of disposition	—	—%	2.1	44.7%	—	—%	—	—%	2.1	1.9%
Impact of acquisition	—	—%	(1.8)	(38.3)%	—	—%	—	—%	(1.8)	(1.6)%
Impact of currency	(1.5)	(1.6)%	(0.4)	(8.5)%	(0.1)	(0.9)%	(0.2)	(3.8)%	(2.2)	(2.0)%
Segment Profit - Q4 '18	$88.6	(1.4)%	$3.8	(19.1)%	$11.8	3.5%	$2.8	(47.2)%	$107.0	(3.9)%

Segment Profit (In millions - Unaudited)
Year Ended September 30, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '17	$294.9		$98.8		$28.9		$26.6		$449.2
Organic	(32.4)	(11.0)%	(16.7)	(16.9)%	8.7	30.1%	(7.2)	(27.1)%	(47.6)	(10.6)%
Impact of disposition	—	—%	(1.3)	(1.3)%	—	—%	—	—%	(1.3)	(0.3)%
Impact of acquisition	—	—%	(0.6)	(0.6)%	—	—%	—	—%	(0.6)	(0.1)%
Impact of currency	6.6	2.3%	0.5	0.5%	0.4	1.4%	0.4	1.5%	7.9	1.7%
Segment Profit - FY '18	$269.1	(8.7)%	$80.7	(18.3)%	$38.0	31.5%	$19.8	(25.6)%	$407.6	(9.3)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net (loss) earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017
Net (loss) earnings	$19.4	$(148.4)	$103.3	$5.7
Income tax provision	4.1	(104.4)	60.5	(58.6)
Interest expense, net	15.3	17.0	67.9	69.3
Depreciation and amortization	24.2	24.6	97.6	96.2
EBITDA	63.0	(211.2)	329.3	112.6

Restructuring and related costs (1)	20.3	4.2	39.9	28.5
Impairment charges	—	319.0	24.4	319.0
Sun Care reformulation costs	25.3	—	25.3	—
Gain on sale of Playtex gloves	—	—	(15.3)	—
Pension settlement charges	5.4	—	5.4	—
Jack Black acquisition and integration costs	0.3	—	5.2	—
Adjusted EBITDA	$114.3	$112.0	$414.2	$460.1

(1)	Excludes $0.5 and $1.8 of accelerated deprecation for the quarter and year ended September 30, 2017, respectively, which are included in Depreciation and amortization

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS, which is a Non-GAAP measure, included within the Company's outlook for projected fiscal 2019 results:

Adjusted EPS Outlook
Fiscal 2019 GAAP EPS		$2.20 - $2.50

Restructuring and related charges	approx.	$1.36
Sun Care reformulation costs	approx.	$0.09
Jack Black acquisition and integration costs	approx.	$0.03
Income taxes	approx.	$(0.38)

Fiscal 2019 Adjusted EPS Outlook (Non-GAAP)		$3.30 - $3.60

Note 6 - Adjusted Working Capital
Adjusted working capital metrics for the fourth and third quarters of fiscal 2018 and the fourth quarter of fiscal 2017 are presented below.

	Q4 2018	Days (1)	Q3 2018	Days (1)	Q4 2017	Days (1)
Receivables, as reported	$223.4		$222.8		$269.1
Less: Trade allowance in accrued liabilities (2)	(25.8)		(24.5)		(26.0)
Receivables, adjusted	197.6	32	198.3	32	243.1	39

Inventories, as reported	347.4	106	348.5	107	346.1	108

Accounts payable, as reported	229.6	70	225.9	70	218.4	68

Average adjusted working capital (3)	$315.4		$320.9		$370.8
% of net sales (4)	14.1%		14.2%		16.1%

(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.

(2)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(3)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of September 30, 2018, June 30, 2018 and September 30, 2017, respectively.

(4)	Average adjusted working capital divided by trailing four-quarter net sales.

Note 7 - Sale of Playtex Gloves Business
The sale of the Playtex Gloves business was completed in October 2017. The historical results of the Playtex Gloves business are included in the consolidated statements of earnings through September 30, 2017. Reflected below are the net sales and segment profit for the Playtex Gloves business. The Playtex Gloves business is included in the Sun and Skin Care Segment through the date of sale.

		Q1	Q2	Q3	Q4	FY
Gloves - Net Sales	Fiscal 2017	$4.1	$3.8	$3.5	$3.3	$14.7
Gloves - Segment Profit	Fiscal 2017	$1.2	$1.3	$1.1	$0.7	$4.3

Note 8 - Adoption of ASU 2017-17 - Presentation of Pension and Post Retirement Benefit Costs
The Company will adopt ASU 2017-07 in the first quarter of fiscal 2019. Upon adoption, the Company will retrospectively reclassify certain pension expenses and benefits from Cost of products sold and Selling, general and administrative expense to Other (income) expense, net. The adoption of ASU 2017-07 will have no impact on earnings before income taxes. The following shows the adjustments to Earnings before income taxes and Adjusted operating income for the new accounting standard for the year ended September 30, 2018:

	Year ended September 30, 2018	Adjustments for adoption of ASU 2017-07	Adjusted year ended September 30, 2018

Cost of products sold	$1,197.6	$3.9	$1,201.5
Gross profit	1,036.8	(3.9)	1,032.9

Selling, general and administrative expenses	392.2	2.9	395.1
Other (income) expense, net	5.4	(6.8)	(1.4)
Earnings before income taxes	163.8	—	163.8

Adjusted operating income	$322.1	$(6.8)	$315.3